Exhibit 99.1

FOR IMMEDIATE RELEASE

Media Contact:	Investor Relations Contact:
Suzie Boland	Alison Ziegler
RFB Communications Group	Cameron Associates
813.259.0345	212.554.5469
sboland@rfbcommunications.com	alison@cameronassoc.com

Homeowners Choice Reports Second Quarter Earnings

•	Strong balance sheet: $112 million in investments and cash and cash equivalents with no debt

•	Book value of $7.48 per share increased 9.5 percent from second quarter 2009

Clearwater, Fla. — (Aug. 10, 2010) – Homeowners Choice, Inc. (NASDAQ:HCII), a Florida-based provider of homeowners’ insurance, today announced its results of operations for the three and six months ended June 30, 2010.

Net income for the second quarter of 2010 was $1.3 million, or $0.19 per diluted share, compared with net income of $3.0 million, or $0.42 per diluted share, for the second quarter of 2009. Book value per share increased from $7.03 at Dec. 31, 2009 to $7.48 at June 30, 2010, an increase of 6.4 percent.

Gross premiums earned were $30.0 million for the quarter ended June 30, 2010 compared with $28.6 million for the quarter ended June 30, 2009. Net premiums earned (gross premiums earned reduced by premiums ceded to reinsurance companies that cover certain of the risks from hurricanes and other catastrophes) for the second quarter of 2010 decreased 20.2 percent to $15.6 million from $19.6 million in the prior year quarter.

Homeowners Choice also reported investment income of $569,000 for the second quarter compared with $361,000 in the prior year second quarter. In addition, the company recognized a gain on investments sold during the quarter ended June 30, 2010 of $505,000. The company had no investment sales during 2009.

Losses and loss adjustment expenses for the second quarter were $10.9 million compared with $12.6 million in the prior year quarter. Policy acquisition and other underwriting expenses for the second quarter of 2010 were $2.7 million compared with $1.3 million during the second quarter of 2009. For the six months ended June 30, 2010, net income was $2.0 million, or $0.29 per diluted share compared with $9.3 million, or $1.28 per diluted share, in the prior year period. Net premiums earned for the first six months of 2010 decreased 22.1 percent to $31.9 million from $40.9 million in the prior year same period. Investment income for the six month period ended June 30, 2010 was $1.1 million compared with $0.7 million in the prior year same period. Losses and loss adjustment expenses for the six months ended June 30, 2010 were $20.7 million compared with $22.6 million for the six months ended June 30, 2009. Policy acquisition and other underwriting expenses for the six months ended June 30, 2010 and 2009 were $7.0 million and $2.2 million, respectively.

During the six months ended June 30, 2010 and 2009, the company repurchased a total of 374,401 and 117,257 shares respectively of its common stock as part of the company’s repurchase plans. For the quarter ended June 30, 2010, the company’s weighted average diluted shares totaled 6.7 million, an 8.1 percent decrease from the 7.2 million weighted average shares reported for the quarter ended June 30, 2009.

“We are delighted to report continued profitability this quarter and a significant bottom-line improvement in comparison to the first quarter of 2010,” said Homeowners Choice Chief Executive Officer, F.X. McCahill. “We continue to expect profitability and bottom-line improvement in 2010 primarily as a result of an average rate increase of 14 percent, which began rolling through our book of business in April 2010.”

Conference Call

The company will host an earnings conference call Tuesday, Aug. 10, 2010, at 4:30 p.m. E.D.T. to discuss its second quarter 2010 results. Interested parties are invited to listen to the call live over the Internet at http://www.ir-site.com/hcpci/events.asp. The call is also available by dialing (877) 407-9210 (toll-free). International participants should instead call (201) 689-8049. Participants should dial into the conference call approximately 10 minutes before the scheduled start time. Replays of the webcast will be available until Nov. 10, 2010.

About Homeowners Choice, Inc.

Homeowners Choice, Inc. (www.hcpci.com) is a Florida-based insurance holding company headquartered in Clearwater. Through its subsidiary corporations, Homeowners Choice provides property and casualty homeowners’ insurance, condominium owners’ insurance and tenants’ insurance solely to Florida property owners. Founded in 2006, Homeowners Choice today serves approximately 63,000 policyholders throughout Florida representing approximately $127 million in annualized premiums. The company’s common shares trade on the NASDAQ Global Market under the ticker symbol HCII and are included in the Russell Microcap Index. Warrants trade on the same market under the ticker symbol HCIIW. More information about Homeowners Choice, Inc. is available at www.hcpci.com.

Forward-Looking Statements

This news release may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “estimate,” “expect,” “intend,” “plan” and “project” and other similar words and expressions are intended to signify forward-looking statements. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various risks and uncertainties. For example, there can be no assurance that the company will obtain improved profitability or bottom-line improvement during 2010. Some of these risks and uncertainties are identified in the company’s filings with the Securities and Exchange Commission. Should any risks or uncertainties develop into actual events, these developments could have material adverse effects on the company’s business, financial condition and results of operations. Homeowners Choice, Inc. disclaims all obligations to update any forward-looking statements.

—financial tables to follow—

HOMEOWNERS CHOICE, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Earnings

(Unaudited)

(Dollars in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Revenue
Gross premiums earned	$29,978	28,614	$60,322	58,950
Premiums ceded	(14,333)	(8,999)	(28,436)	(18,005)

Net premiums earned	15,645	19,615	31,886	40,945

Net investment income	569	361	1,100	719
Realized investment gains	505	—	505	—
Other	692	376	908	1,011

Total revenue	17,411	20,352	34,399	42,675

Expenses

Losses and loss adjustment expenses	10,863	12,605	20,676	22,627
Policy acquisition and other underwriting expenses	2,668	1,320	6,960	2,240
Other operating expenses	1,886	1,515	3,583	2,759

Total expenses	15,417	15,440	31,219	27,626

Income before income taxes	1,994	4,912	3,180	15,049

Income taxes	712	1,907	1,200	5,760

Net income	$1,282	3,005	$1,980	9,289

Basic earnings per share	$0.21	0.44	$0.32	1.35

Diluted earnings per share	$0.19	0.42	$0.29	1.28

Dividends per share	$—	—	$—	—

HOMEOWNERS CHOICE, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(Dollars in thousands, except share amounts)

	At June 30, 2010	At December 31, 2009
	(Unaudited)
Assets

Investment in fixed maturity securities, held-to-maturity, at amortized cost (fair value $4,250)	$—	4,049
Investment in fixed maturity securities, available-for-sale, at fair value (amortized cost $16,660 and $19,763)	17,517	19,266
Time deposits	13,763	13,507
Short-term investments	4,078	11,521

Total investments	35,358	48,343
Cash and cash equivalents	76,300	43,453
Accrued interest and dividends receivable	166	176
Premiums receivable	10,029	4,899
Assumed reinsurance balances receivable	—	19,525
Prepaid reinsurance premiums	7,693	7,205
Deferred policy acquisition costs	9,954	10,496
Property and equipment, net	7,640	399
Deferred income taxes	2,052	2,438
Other assets	1,421	958

Total assets	$150,613	137,892

Liabilities and Stockholders’ Equity

Losses and loss adjustment expenses	23,117	19,178
Unearned premiums	66,140	68,509
Advance premiums	6,661	713
Assumed reinsurance balances payable	658	—
Accrued expenses	6,309	3,742
Income taxes payable	624	167
Other liabilities	1,302	205

Total liabilities	104,811	92,514

Stockholders’ equity:
Preferred stock (no par value 20,000,000 shares authorized, no shares issued or outstanding)	—	—
Common stock, (no par value, 40,000,000 shares authorized, 6,122,234 and 6,456,635 shares issued and outstanding in 2010 and 2009)	—	—
Additional paid-in capital	18,776	21,164
Retained earnings	26,500	24,520
Accumulated other comprehensive income (loss)	526	(306)

Total stockholders’ equity	45,802	45,378

Total liabilities and stockholders’ equity	$150,613	137,892

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